Exhibit 10.1

[***] = CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS CONFIDENTIAL, (II) IS NOT MATERIAL, AND (III) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AND COMMERCIALIZATION AGREEMENT (EU)

RELATING TO DZUVEO

BETWEEN

ACELRX PHARMACEUTICALS, INC.

AND

LABORATOIRE AGUETTANT

EFFECTIVE AS OF JULY 14, 2021

This License and Commercialization Agreement (this “Agreement”) is entered into and effective as of July 14, 2021 (the “Effective Date”), by and between AcelRx Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, 25821 Industrial Boulevard, Suite 400, Hayward, CA 94545, USA (“AcelRx”), and Laboratoire Aguettant, a corporation organized and existing under the laws of France, 1 rue Alexander Fleming, 69007 Lyon, France (“Aguettant”). AcelRx and Aguettant are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, AcelRx is a biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute pain, including the product referred to as DZUVEO® (sufentanil);

WHEREAS, AcelRx owns or controls data, know-how and other intellectual property relating to such product;

WHEREAS, Aguettant is a pharmaceutical company that develops, manufactures, and distributes injectable medications, primarily in Europe;

WHEREAS, Aguettant desires to obtain from AcelRx certain rights and licenses to commercialize and import such product in Europe, and AcelRx is willing to supply such product and to grant Aguettant such rights and licenses in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AcelRx and Aguettant hereby agree as follows:

ARTICLE 1

DEFINITIONS AND USAGE

1.1    Definitions. Capitalized terms used in this Agreement shall have the meaning ascribed thereto herein, including in Schedule 1.1.

1.2    Headings, Gender and Number. All section and article titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine, or neuter, as the context requires.

1.3    References. Unless explicitly provided for, references to articles, sections, schedules or exhibits are references to articles, sections, schedules or exhibits of this Agreement.

1.4    Usage. Unless otherwise indicated to the contrary herein by context or use hereof, words importing the singular shall also include the plural, and vice versa. All references to days in this Agreement shall mean calendar days, unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” unless expressly stated otherwise. The word “or” shall mean “and/or”, unless otherwise specified.

ARTICLE 2

GRANT OF LICENSE AND RIGHT REGARDING ZALVISO®

2.1    License Grant.

(a)    AcelRx IP. Subject to the terms and conditions set forth in the Agreement and except as set out in Sections 2.1(b) and 2.1(c), AcelRx, on behalf of itself and its Affiliates, hereby grants to Aguettant for the Term an exclusive, royalty-bearing, non-transferable, non-assignable (except as set forth in Section 14.4), non-sublicensable (except as provided in Section 2.2) right and license under the AcelRx IP (other than Brand Name, AcelRx Inventions, and Product Improvements, which are addressed in Sections (b) and (c) below) to (i) Develop, solely to the extent expressly permitted by the Agreement, (ii) Fill and Finish, and (iii) Commercialize, in each case, the Product in the Field in the Territory, provided that AcelRx retains the right to use the Core Pharmaceutical Dossier for products other than the Product, including the product commercialized as of the Effective Date under the brand Zalviso®, and provided further that, should Aguettant elect not to sublicense in the Dental Field as further set out in Section 2.2, Aguettant shall promptly notify AcelRx of such election, upon which notice AcelRx may award a semi-exclusive license (semi-exclusive to Aguettant) to a Third Party for the Commercialization of the Product solely in the Dental Field in the Territory.

(b)    Brand Name. Subject to the terms and conditions set forth in the Agreement, AcelRx, on behalf of itself and its Affiliates, hereby grants to Aguettant for the Term an exclusive, royalty-free, non-transferable, non-assignable (except as provided in Section 14.4), non-sublicensable (except as provided in Section 2.2) right and license under the Brand Name to use the Brand Name in the Territory to Commercialize the Product in the Field in the Territory.

(c)    Inventions and Improvements. Subject to the terms and conditions set forth in the Agreement, AcelRx, on behalf of itself and its Affiliates, hereby grants to Aguettant for the Term an exclusive, royalty-free, non-transferable, non-assignable (except as provided in Section 14.4), non-sublicensable (except as provided in Section 2.2) right and license under the AcelRx Inventions and Product Improvements to use any such AcelRx Inventions or Product Improvements to (i) Develop, solely to the extent expressly permitted by the Agreement, and (ii) Commercialize, in each case, the Product in the Field in the Territory.

2.2    Sublicense to Affiliates or Third Parties. Aguettant shall have the right to grant sublicenses under the licenses granted in Section 2.1 to its Affiliates or, with the prior written approval of AcelRx, to Third Parties (the “Sublicensees”), provided that [***].

2.3    No Implied Licenses. No right or license under the AcelRx IP is granted or shall be granted by implication or estoppel. All rights or licenses that are or shall be granted between AcelRx and Aguettant are only those rights or licenses expressly provided in this Agreement.

2.4    Right regarding Zalviso®. For eighteen (18) months as of the Effective Date, before entering a collaboration regarding ZALVISO® in Europe with a third party, AcelRx shall notify Aguettant in writing that it may pursue such a potential collaboration and Aguettant shall have [***] from the receipt of such notice to provide AcelRx written notice that it desires to enter into good faith negotiations with AcelRx regarding ZALVISO® in Europe. If Aguettant does not provided such notice, then AcelRx shall have no further obligation and shall be free to negotiate and enter into any ZALVISO® collaboration in Europe with any third party.

ARTICLE 3

COMMERCIALIZATION AND MARKETING

3.1    Re-registration of Regulatory Filings and Marketing Authorizations. Within [***] after the Effective Date, AcelRx shall arrange, [***] for the Re-registration of Marketing Authorizations and re-registration of Regulatory Filings, pending or held by AcelRx (or its legal EU representative, FGK Representative Service GmbH) at that time, to Aguettant. For the avoidance of doubt, AcelRx retains all rights to the underlying data including the Core Pharmaceutical Dossier.

3.2    Commercialization of the Product in the Territory. Aguettant shall Commercialize the Product in the Field in the Territory, and shall fulfill responsibilities in support thereof, including the following: legal, compliance, finance, audit, human resources, regulatory, safety, market access, strategy, government affairs and stakeholder management, public affairs and any other operational requirements (excluding Development and Manufacturing performed by AcelRx). Without limiting the foregoing, Aguettant shall be responsible for Commercialization, including marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding, distribution and sale of the Product in the Field in the Territory. All costs and expenses of Commercialization, including for distribution, marketing and selling, of the Product in the Field in the Territory shall be for Aguettant’s account.

3.3    Aguettant’s Commercialization Rights and Obligations. Aguettant, in consultation with AcelRx and the JSC, without prejudice to the minimum sales obligations set out in Section 5.5, shall have the right and shall use Commercially Reasonable Efforts, including its usual level of sales presence and number of offices, to: (a) establish the strategy for Commercialization of the Product in the Field in the Territory (the “Commercialization Strategy”) and (b) Commercialize the Product in the Field in the Territory. Aguettant shall conduct all such activities in accordance with the Commercialization Plan, and shall satisfy all diligence therein. Without limiting the foregoing, Aguettant shall use Commercially Reasonable Efforts to (i) [***] and to (ii) Launch the Product according to the Commercialization Plan submitted to the JSC and reviewed by AcelRx, provided that Aguettant shall Launch the Product in at least [***] of the Territory as soon as practical but no later than [***] from the completion date of Re-registration of Marketing Authorizations to Aguettant (the date of the conclusion of such [***] period, the “Deadline”). The Deadline is subject to AcelRx’s capacity to deliver the Bulk Products at least [***] prior to the agreed Launch Date. Both Parties agree to use their reasonable efforts to ensure that a Product can be placed on the market by [***] in order to meet the EU sunset regulation of marketing authorization expiration after 3 years of a product not being placed on the market, now extended into 2022. If the Parties are unable, despite their efforts, to place on the market a Product by [***], AcelRx shall request another derogation for the EU sunset regulation of marketing authorization expiration at its costs.

3.4    Commercialization Coordination.

(a)    Commercialization Plan. No later than [***] before the expected Launch Date, and thereafter every [***] for the first Marketing Year and every [***] after the first Marketing Year, Aguettant shall prepare and submit to the JSC for review, alteration and approval a plan setting forth: [***] (the “Commercialization Plan”). The Parties shall decide together, notably in the event of specific requirements for the market access of a specific country of the Territory, the opportunity to Launch the Product in the corresponding country of the Territory.

(b)    Commercial Updates. Aguettant shall consult with and provide regular updates to AcelRx including through the JSC regarding the Commercialization Strategy and all Commercialization activities in the Field in the Territory (“Commercialization Updates”), which activities shall be coordinated by the JSC with activities outside the Field in the Territory. Without limiting the generality of the foregoing, Aguettant shall provide (i) a Commercialization Update to AcelRx through the JSC at least [***] in MYs 1 and 2, and at least [***] in MY 3 and thereafter, and (ii) current sales reports to AcelRx in writing at least [***].

(c)    Commercialization Covenants. In connection with its Commercialization of the Product in the Field in the Territory pursuant to the Commercialization Plan, Aguettant shall:

(i)    maintain complete and accurate distribution records of all Products sold to customers or purchasers in the Territory by or on behalf of Aguettant;

(ii)    retain, for a period of [***] from the date of creation, any and all training records related to the Products;

(iii)    provide AcelRx and its designees with reasonable access to all premises and records relating to its activities involving the Products to the extent necessary to enable AcelRx to exercise its rights under the Agreement, provided a [***] prior notice has been provided to Aguettant and such designees of AcelRx have been previously approved by Aguettant, which approval shall not be unreasonably withheld or delayed; and

(iv)    make no representations or warranties with respect to the Products other than those in the label for the Product or otherwise as specifically authorized in writing by AcelRx.

3.5    Compliance. Aguettant shall conduct, and shall ensure that all of its Affiliates, Distributors, Sublicensees and other subcontractors conduct, all Commercialization of the Product in the Field in the Territory in compliance with Applicable Laws and the EFPIA Code and all ethics policies applicable in the Territory, as well as those provided by AcelRx to be mutually agreed upon by the Parties in good faith. Aguettant shall make all related disclosures with respect to and record all transfers of value to health care providers in the Territory as required by Applicable Laws and shall provide an annual summary thereof to AcelRx.

3.6    Regulatory and Pharmacovigilance Responsibilities. Upon the completion of the Re-registration of Marketing Authorizations to Aguettant, Aguettant shall be responsible for all regulatory and pharmacovigilance obligations, at its sole cost and expense unless explicitly provided otherwise herein, including subsequent mandatory clinical trials, further Development of the Product to the extent such Development is requested by Aguettant or Regulatory Authorities, and obtaining and maintaining all Marketing Authorizations and Other Approvals for the Product in the Field in the Territory. AcelRx shall reasonably support Aguettant in such obligations, as the Core Pharmaceutical Dossier owner and Product manufacturer, at the sole discretion of AcelRx.

3.7    Medical Affairs. Aguettant shall provide medical and scientific support for the Product in the Field in the Territory. Aguettant shall, subject to Applicable Laws, comply with AcelRx’s policies on engaging and sponsoring healthcare providers. In any event, AcelRx shall reasonably support Aguettant in this obligation, as the Core Pharmaceutical Dossier owner, at the sole discretion of AcelRx.

3.8    Promotional Materials. Aguettant shall have the right to develop all written, printed, electronic or graphic material intended for use by sales representatives in promoting the Product in the Field in the Territory, including visual aids, file cards, premium items, clinical study reports, reprints, drug information updates, and any other promotional support items (collectively, the “Promotional Materials”); provided that (a) all Promotional Materials shall comply with Applicable Laws; (b) Aguettant shall provide an English translation of all Promotional Materials to the JSC for discussion within JSC, prior to finalization thereof and at least [***] prior to use or distribution in the Territory, provided that Aguettant may repeatedly use or distribute any Promotional Materials previously approved by the JSC without any additional JSC review; (c) all Promotional Materials shall be compliant with AcelRx’s global branding guidelines and core materials (including Indication) for the Product, as provided by AcelRx to Aguettant upon execution of the Agreement; and (d) no Promotional Material shall be detrimental to AcelRx’s products other than the Product, including the product commercialized as of the Effective Date under the brand Zalviso®. Within [***] after the Effective Date, AcelRx shall provide Aguettant, [***] all existing marketing and promotional materials (including website and digital content) regarding the Product, whether electronic (including source code thereof, if applicable) or physical copies, provided that AcelRx shall have no obligations under this Agreement to assist with the technical aspects of the creation and maintenance of such website or to provide such digital content in any particular format.

3.9    Territory Compliance. Aguettant shall not, and shall ensure its Affiliates, Distributors and Sublicensees do not: (i) directly or indirectly, promote, sell or distribute the Product outside the Field in the Territory, or (ii) actively promote, sell or distribute the Product for any use outside the Territory, which other territories are exclusively reserved to AcelRx or its licensees.

ARTICLE 4

FURTHER DEVELOPMENT
AND REGULATORY ACTIVITIES

4.1    Further Development.

(a)    AcelRx Responsibilities. AcelRx shall be responsible for all CMC and Manufacturing activities, and provide all data related thereto, to the extent necessary to support any updates or any new filings or MA variations required for submission by Aguettant to the Regulatory Authorities. For the avoidance of doubt, the MA variations in relation to (i) the switch of lines in the Manufacturing process at AcelRx’s subcontractor and (ii) the addition of the new Manufacturing process of the active pharmaceutical ingredient shall be under the responsibility, and at the cost and expense, of AcelRx. AcelRx shall, at its own expense, cooperate with Aguettant in connection with all activities conducted by Aguettant under Section 4.1(b), provided that Aguettant shall remain fully responsible for such activities and shall carry the burden of such activities, the cooperation of AcelRx being limited to reasonable support and assistance throughout the registration process, pricing and reimbursement. AcelRx shall be responsible for any variations outside the Field in the Territory or outside the Territory, and for any variations it has decided to conduct; all costs and expenses pertaining thereto shall consequently be borne by AcelRx. AcelRx undertakes to transfer any necessary methods related to quality control to Aguettant’s laboratory, [***] within [***] following the Effective Date. AcelRx will support the transfer of the remaining quality control methods to Aguettant upon Aguettant’s reasonable request [***] in the event such transfer would be necessary in Aguettant’s opinion. For avoidance of doubt, any personnel support from AcelRx stays at AcelRx’s charge.

(b)    Aguettant Responsibilities. Aguettant shall (i) conduct all further Development activities for the Product in the Territory that are not expressly the responsibility of AcelRx under Section 4.1(a), (ii) be responsible for market access activities in the Territory, and shall pay related costs specific to the Territory, and shall fulfill responsibilities in support of the foregoing, including: Post-Approval Commitments required by Regulatory Authorities; language translations; design and any approval required by Regulatory Authorities of the final artwork and packaging material, including labels, stickers, leaflets and carton boxes (collectively, the “Final Artwork”), in local language; commercial batch release; management of communications and interactions with the local Regulatory Authorities; and reformatting of the Core Pharmaceutical Dossier to support any and all Regulatory Filings, including submission of an MAA to Swissmedic; with AcelRx’s reasonable support and assistance throughout the registration process, pricing and reimbursement.

(c)    Access to Development results. AcelRx shall have, for the Term of this Agreement, the irrevocable, sublicensable right to use, worldwide and on a royalty-free basis, in connection with the Development, Manufacturing and Commercialization of products by AcelRx, its Affiliates or its or their sublicensees, all Marketing Authorizations and all data (including safety and efficacy data, clinical data package, and data related to drug formulation and method of administration) that are generated by Aguettant in connection with the Development of the Product, and Aguettant shall update AcelRx of and shall provide AcelRx with any such Development results at least on an annual basis. The Parties shall determine the process for exchange of such Development results through the JSC.

4.2    Conduct of Development Activities.

(a)    Compliance. Each Party shall conduct, and in Aguettant’s case, shall ensure that all of its Affiliates, Sublicensees and other subcontractors conduct, the Development activities for which it is the responsible Party (i) in accordance with the terms and conditions of this Agreement, and (ii) in compliance in all material respects with all Applicable Laws (including GMP, GLP and GCP, if applicable) applicable in the country in which such activities are conducted.

(b)    Information Regarding Development Activities. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent, quality, compliance and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of its Development activities under this Agreement. Each Party shall keep the Joint Steering Committee appropriately informed of the status of the Development activities and other activities with respect to the Product in the Field in the Territory.

4.3    Regulatory Information; Right of Reference.

(a)    Dossier Information. Upon Aguettant’s reasonable request, AcelRx shall provide to Aguettant any previously generated pre-clinical, clinical and CMC data in the AcelRx Know-How necessary to any new filing or to support and maintain Regulatory Approvals in the Field in the Territory and to Commercialize the Product in the Field in the Territory, provided that CMC data from the closed part of the drug master file shall be provided to Aguettant through a letter of access by which Regulatory Authorities may directly rely on such CMC data that shall remain at AcelRx or any of its subcontractors.

(b)    Right of Reference. To the extent Controlled by a Party, the other Party shall have the right to (i) cross-reference the Regulatory Approvals and other regulatory documentation specifically related to the Products, (ii) access such Regulatory Approvals and regulatory documentation and any information therein, and (iii) use such information, in each case in connection with the performance of its obligations and exercise of its rights under this Agreement or, in the case of AcelRx, (aa) its development and commercialization of products outside the Field or the Territory or (bb) in case Aguettant elects not to sublicense in the Dental Field, for Commercialization of the Products in the Dental Field in the Territory. Each Party hereby grants to the other Party a “right of reference” (as that term is defined in 21 C.F.R. § 314.3(b) in the United States), or an equivalent right of access/reference in any other jurisdiction, to any data Controlled by such Party, including any Party’s Regulatory Approvals and regulatory documentation, that specifically relate to a Product for use by the other Party as may be necessary to Develop Products for Commercialization by Aguettant in the Territory pursuant to this Agreement or, in the case of AcelRx, (aa) also outside the Territory or (bb) in case Aguettant elects not to sublicense in the Dental Field, for Commercialization of the Products in the Dental Field in the Territory. Each Party shall, or shall cause its Affiliates to, provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any other jurisdiction or otherwise provide appropriate notification of such right to the applicable Regulatory Authority. For clarity, access to and copies and use of any of the Regulatory Approvals, regulatory documentation and any information therein shall be subject to the terms and conditions of any agreement with a licensee or sublicensee of a Party providing access or right of reference pursuant to this Section 4.3; provided that Aguettant shall ensure that each Sublicensee provides the applicable rights to Aguettant so that Aguettant may grant such rights to AcelRx under this Section 4.3.

4.4    Global Dossier. As between the Parties and notwithstanding anything to the contrary provided in this Agreement, AcelRx shall retain the full unfettered ownership of the Core Pharmaceutical Dossier.

ARTICLE 5

MANUFACTURE AND SUPPLY; QUALITY

5.1    Supply and Purchase of the Product.

(a)    Responsibility for Manufacturing. Except as may otherwise be agreed in writing by the Parties or in the Supply Agreement, AcelRx shall Manufacture and supply Products in the form of Bulk Products to Aguettant, or its Affiliates or Sublicensees, for Commercialization in the Territory, provided that sufficient DEA quota is available. AcelRx shall be responsible for obtaining the DEA quota. Aguettant shall be responsible for Fill and Finishing. AcelRx shall conduct quality control testing and quality assurance release, in compliance with the European MA, for Bulk Products at Aguettant’s cost and expense. The current costs for quality release for Bulk Product are set out in Exhibit 5.1(a), which may be amended from time to time by AcelRx. Aguettant, or its designated vendors, shall conduct final EU testing and Qualified Person release for Finished Products. In the event that Aguettant designates a testing and release facility different from the one named in the Marketing Authorization, AcelRx shall support method transfer activities at Aguettant’s sole cost and expense. Aguettant shall, and shall ensure that all of its Affiliates, Sublicensees and other subcontractors, Fill and Finish using Commercially Reasonable Efforts in compliance with all Applicable Laws applicable in the country in which such activities are conducted.

(b)    Commercial Supply. Within [***] after the Effective Date, the Parties shall enter into a supply agreement for the commercial supply by AcelRx of the Products to Aguettant (such agreement, the “Supply Agreement”), which shall be consistent with the terms and conditions of the Agreement. Aguettant shall purchase the Products exclusively from AcelRx. AcelRx shall supply the Product in the Territory exclusively to Aguettant. AcelRx shall supply the Product to Aguettant at a price of USD [***] per Unit from the Effective Date until the last day in MY 3 and of USD [***] per Unit for MY 4 and thereafter (each, a “Supply Price”) FCA (Incoterms 2020) at the dock of the 3PL.

(c)    Adjustment of Supply Price. Provided that AcelRx can provide written documentation that the average variable cost per Unit charged to AcelRx by its suppliers (the “Unit Cost”) exceeds the applicable Supply Price in any Calendar Quarter, the Supply Price shall be adjusted to be the Unit Cost (the “Adjusted Supply Price”) effective as of the acceptance by AcelRx of the next order of Aguettant delivered to AcelRx after the date that such written documentation is delivered to Aguettant. Notwithstanding the foregoing [***].

(d)    Cure Period. AcelRx shall notify Aguettant as soon as reasonably possible after it becomes aware that [***] in such Calendar Quarter. The Parties shall have [***] upon such notice by AcelRx (the “Cure Period”) to work together diligently and in good faith to cure the situation in such a way as to make continuing performance under the Agreement economically feasible for both Parties. During the Cure Period, the Adjusted Supply Price shall be [***].

(e)    Minimum Batch Size. The minimum batch size shall be [***] Units (the “Minimum Batch Size”), provided that the Minimum Batch Size may be [***] Units until the Manufacturing Line Change Approval. Each order of the Product by Aguettant shall be for one (1) or a multiple of the Minimum Batch Size.

5.2    Forecast and Orders.

(a)    Initial Forecast. Upon execution of the Agreement, Aguettant shall provide to AcelRx a written [***] forecast of its expected orders of Products in the Territory.

(b)    Rolling Forecast. Within the first [***] of every calendar month following the Effective Date, Aguettant shall provide a rolling non-binding forecast. Such forecast shall specify quantities of Products for which Aguettant reasonably expects to submit orders in each calendar month during the following [***] months.

(c)     Orders. The first [***] of each rolling forecast shall be binding and the balance of each forecast will constitute a non-binding good faith estimate of expected orders for Products, provided that for the further [***] of each rolling forecast (i.e., months [***]), Aguettant shall place at the minimum binding purchase orders with AcelRx for quantities of Products of [***]% of the non-binding forecasts. The first non-binding forecast for a specific calendar month shall be decisive for this threshold for the applicable month. As of the Manufacturing Line Change Approval, AcelRx shall use Commercially Reasonable Efforts to meet demand by Aguettant up to [***]% of the forecasted quantity for the applicable calendar month following the binding [***] period.

(d)    Order Frequency. Aguettant shall place not more than [***].

5.3    Delivery. AcelRx shall deliver Products to Aguettant by making them available for pick-up at the dock of the 3PL: (a) for the first order no later than [***] after both a delivery date is agreed upon between the Parties and there is an order confirmation by AcelRx, provided that the Parties have mutually approved the Final Artwork; and (b) for orders following the first order no later than [***] after both a delivery date is agreed upon between the Parties and there is an order confirmation by AcelRx (the respective agreed date for such [***] period, a “Requested Delivery Date”), provided that the Requested Delivery Date shall be amended on a case-by-case basis following good faith discussions between the Parties to take into account long lead times for export and import permits for narcotics, if applicable. AcelRx may deliver the Product [***] in advance of standard lead time, provided that Aguettant accepts such early delivery before any shipping from AcelRx. AcelRx shall not deliver later than the Requested Delivery Date. AcelRx shall deliver to Aguettant Products with, at minimum, [***] remaining of the three (3)-year shelf life. Once a four (4)-year shelf life is approved in the Territory, AcelRx shall deliver to Aguettant Products with a minimum of [***] of shelf life remaining. Aguettant shall: (i) obtain import permits into the EU; (ii) coordinate with the 3PL to obtain matching export permits; and (iii) bear all costs associated with freight, transportation and shipping except for such costs incurred before AcelRx makes Products available for pick-up at the dock of the 3PL, which costs shall be borne by AcelRx. Any responsibility for the delivery of Products shall transfer from AcelRx to Aguettant upon AcelRx making Products available for pick-up at the dock of the 3PL. Without limiting the foregoing, in the event AcelRx selects a new 3PL, which selection results in an increase of more than [***] in the transportation and insurance costs for the shipment of Products from the dock of the 3PL to Aguettant’s premises, as demonstrated by contemporary written documentation, AcelRx and Aguettant shall renegotiate in good faith the financial terms under this Agreement solely with respect to such increase in the transportation and insurance costs.

5.4    Collaborative Efforts. AcelRx and Aguettant shall collaborate (i) to optimize the number of languages included on packaging to minimize the number of different packaging formats required, and (ii) to ensure that regional SKU’s codes, instead of country codes, are created as much as possible and where approved by the local Regulatory Authorities.

5.5    Annual Minimum Sales.

(a)    Minimum Sales Obligations. Aguettant shall achieve levels of minimum sales after MY 2 as set forth in Exhibit 5.5 (the “Minimum Sales Obligations”). [***] At the end of MY 2, the Parties shall discuss, through the JSC, and state new binding Minimum Sales Obligations, and amend the Agreement accordingly. Subject to AcelRx’s ability to supply Products in conformity with the Requested Delivery Date and/or in sufficient quantity due to DEA quotas, Aguettant shall make Commercially Reasonable Efforts, starting from the local MA delivery, throughout the Launch and Commercialization phases, to create the Product DZUVEO® market within the current severe to moderate pain management market in the Field in the Territory so as to reach the Minimum Sales Obligation for MY 5 set forth in Exhibit 5.5.

(b)    Failure to Meet Obligations. In the event of any Failure by Aguettant in any MY after the Line Change MY or MY 2, whichever is later, the Parties shall meet in order to assess the reasons for such Failure and decide a recovery plan. [***] Aguettant shall apply such recovery plan and deploy it within the timeline agreed in such recovery plan. The Parties may decide in JSC, or after a decision regarding a recovery plan, to amend the Minimum Sales Obligations retroactively. In the event of Failure by Aguettant in two consecutive MYs after the Line Change MY or MY 2, whichever is later, or in the event that Aguettant fails to apply the agreed recovery plan, AcelRx has the right to terminate the Agreement as set forth in Section 13.3(b).

ARTICLE 6

QUALITY AND PHARMACOVIGILANCE

6.1    Quality Agreement. Upon execution of the Agreement, the Parties shall use best efforts to sign a quality agreement (the “Quality Agreement”) to comply with the requirements of Regulatory Authorities in the Territory affecting each Party, and, to the extent necessary, each country within the Territory hereunder, as soon as possible. No later than [***] after the Effective Date, the Parties shall enter into the Quality Agreement, setting forth in detail the Specifications and customary representations and warranties with respect to the Product, including quality assurance arrangements and procedures with respect to the Manufacturing and supply of the Product, reporting customer complaints, conducting timely investigations, Recalls, logistics (including warehousing and shipping requirements) and testing requirements, which Quality Agreement shall be incorporated herein by reference following execution by both Parties. In the event of a conflict between any of the provisions of this Agreement or the Supply Agreement and the Quality Agreement, this Agreement or the Supply Agreement, as applicable, shall govern.

6.2    Record retention. Aguettant shall establish and maintain a written records retention policy with respect to the Products, including maintaining quality system documents in a central, controlled location and using Commercially Reasonable Efforts to prevent any loss, destruction, deterioration or unauthorized access to such documents. Aguettant shall, for a period of the Term and [***] years thereafter (or such longer period as required by Applicable Laws) retain original documents with original signatures in a central file within Aguettant’s quality assurance or document control records.

6.3    Stability Testing and Quality Reports. Upon execution of the Agreement, AcelRx shall conduct [***] stability testing [***] and provide to Aguettant [***] quality review reports of the Product and the stability data thereof concerning: (i) long-term real-time stability data; (ii) accelerated stability data, if required by Regulatory Authorities, to support MA variations for Product changes or improvements; (iii) excursion temperature stability data; (iv) any other stability data generated by AcelRx for the Core Pharmaceutical Dossiers and on commercial batches of the Product in the Field in the Territory; and (v) any other excursion stability data, i.e., low temperature if available (vi) if necessary, excursion temperature stability data after the Product is exposed to 60°C for three (3) days until the end of its shelf life at Aguettant’s cost and expense. The current costs for stability testing are set out in Exhibit 6.3, which may be amended by AcelRx from time to time. Any quality failure to GMP (critical and / or major) and / or any information which could affect and / or impact the effective status of the Core Pharmaceutical Dossier in Europe has to be shared with Aguettant within [***].

6.4    Audit. As soon as possible, and not later than [***] from the Effective Date, the AcelRx Qualified Person shall conduct an audit of AcelRx’s contract manufacturers, and use Commercially Reasonable Efforts to include the Aguettant Qualified Person in such audit. In any event, Aguettant shall receive the audit report of that audit. Should that audit report reveal major findings that threaten the timely supply of Product to the European Union, AcelRx shall use Commercially Reasonable Efforts to rectify these findings as soon as reasonably possible in a reasonable period of time to ensure such timely supply.

6.5    Pharmacovigilance; Safety Data.

(a)    Pharmacovigilance. Upon execution of the Agreement, the Parties shall use best efforts to sign a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) to comply with the requirements of Regulatory Authorities in the Territory affecting each Party, and, to the extent necessary, each country within the Territory hereunder, as soon as possible. No later than [***] after the Effective Date, the Parties shall enter into the Pharmacovigilance Agreement setting forth the specific details and processes pursuant to which the Parties shall share adverse event, device incident and other safety data, which agreement shall include those terms required by ICH guidelines.

(b)    Aguettant shall be solely responsible for Pharmacovigilance of the product in the Territory included by not limited to all safety review, collection, reporting to appropriate authorities, and timely transfer to AcelRx of safety data for the Product in the Field in the Territory. Aguettant shall transfer such safety data to AcelRx in a timely manner in an electronic format agreed by both Parties as further set out in the Pharmacovigilance Agreement, at Aguettant’s sole cost and expense.

6.6    Complaints Handling and Reporting.

(a)    Notifications, communications, handling and reporting of the Product complaints and adverse events shall be addressed by the Pharmacovigilance Agreement.

(b)    Notifications, communications, handling and reporting of the Product complaints that relate to the Manufacturing of the Product shall be addressed by the Quality Agreement. The Quality Agreement shall provide a right for Aguettant to access AcelRx’s premises and to audit the Manufacturing facilities in order to conduct research and investigation to determine causes.

6.7    Returns and Recalls.

(a)    Returns. Aguettant shall handle all returns, at its sole cost and expense, as needed. Unless the Parties agree otherwise, Aguettant shall only allow returns in customary conditions (e.g., a defect in the Product, Product not produced as specified) or due to a safety regulatory decision in any country of the Territory. Further processing of returns by Aguettant shall be governed by the Quality Agreement.

(b)    Recalls. Each Party agrees to notify the other Party within [***] if it discovers any issue that it reasonably believes could lead to a Recall. If practicable, the Parties shall promptly, following notification, discuss the plans for a Recall, provided that the Parties shall have joint responsibility for determining whether a Recall in the Territory is necessary. If the Parties, through the JSC, decide that a Recall is necessary, the Parties shall work together to develop and implement a Recall plan, which, unless agreed otherwise, shall be implemented by Aguettant. All costs and expenses associated with implementing a Recall in the Territory shall be borne by Aguettant, except to the extent it arises from AcelRx’s failure to supply the Products in accordance with the Specifications or to transport the Products to the dock of the 3PL in accordance with Section 5.3. The Parties shall jointly determine the cause of a Recall, or in the event of disagreement between the Parties regarding such cause, an independent laboratory mutually agreed upon by the Parties shall determine such cause.

(c)    Costs. For clarity, if a return or a Recall is due to AcelRx’s failure to supply the Products in accordance with Specifications or to transport the Products to the dock of the 3PL in accordance with Section 5.3, AcelRx shall bear all costs and expenses which directly result from such return, Recall, or potential destruction of Products.

ARTICLE 7

GOVERNANCE

7.1    Joint Steering Committee. Within [***] following the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee matters related to the Development, Manufacturing and Commercialization of the Product in the Field in the Territory, including Regulatory Strategy, marketing, reimbursement, sales and revenue targets, and scientific and market access matters.

(a)    Composition. The JSC shall consist of individuals appropriately qualified and of appropriate seniority and having decision-making authority to discuss and make decisions with respect to the Development, Manufacturing and Commercialization of Products in the Field in the Territory and shall be responsible for coordinating communications and managing the roles, responsibilities and timelines for such activities. The Joint Steering Committee shall be composed of four (4) members, two (2) of whom shall be nominated by AcelRx and two (2) of whom shall be nominated by Aguettant. Any member of the Joint Steering Committee may designate an appropriately qualified substitute to attend and perform the functions of that member at any meeting of the Joint Steering Committee. Each Party may, with the consent of the other Party, which consent shall not be unreasonably withheld or delayed, invite non-member representatives of such Party to attend meetings of the Joint Steering Committee.

(b)    Duties. The Joint Steering Committee shall:

(i)    discuss and align on Regulatory Strategy for Products;

(ii)    review each Commercialization Plan and Commercialization Strategy in the Territory (on a country-by-country basis), including all updates and amendments thereto, including for the purpose of alignment with AcelRx’s global commercialization strategy for Products, including any modification of branding of the Products in the Territory;

(iii)    discuss and approve all Development of the Product in the Field in the Territory, including all Post-Approval Commitments and Post-Marketing Studies, including any investigator-sponsored trials, and approve the protocol, enrollment criteria and endpoints of each such study;

(iv)    exchange information with regard to Development results achieved by either Party relating to the Product in the Field;

(v)    exchange information with respect to pre-Launch, Launch and subsequent Commercialization activities with respect to the Product in the Territory;

(vi)    recommend to the Parties for approval any extension of the Territory, which extension would be implemented by amendment to this Agreement;

(vii)    discuss pricing in countries in the Territory relative to countries outside the Territory;

(viii)    approve any Recall or termination of Commercialization of any Product in any country in the Territory, and discuss any cause for Product defects or any complaints;

(ix)    perform such other duties as are specifically assigned by the Parties to the Joint Steering Committee pursuant to this Agreement or otherwise in writing;

(x)    discuss any litigation in relation to the AcelRx IP in the Territory; and

(xi)    be the first forum for resolution of material disputes between the Parties under this Agreement.

The JSC shall have only the powers expressly assigned to it in this Section 7.1(b) and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement. For clarity, (A) the JSC is not responsible for tactical and operational matters relating to the Commercialization of the Product in the Field in the Territory, which are Aguettant’s responsibility, and (B) each Party shall maintain final decision-making authority over specific areas related to the Product as set forth expressly herein.

(c)    JSC Decision-Making. The JSC shall act by consensus, and shall use reasonable efforts to reach consensus on all matters within its scope of responsibility. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JSC cannot reach consensus on an issue that comes before the JSC and over which the JSC has oversight, then the issue will be determined in accordance with Section 7.3.

(d)    JSC Meetings. Joint Steering Committee meetings will be held as often as the members may determine, but at least twice per Calendar Year. Such meetings may be held in person, or by any means of telecommunications or video conference, as the members deem necessary or appropriate.

(e)    Minutes. Minutes for each Joint Steering Committee meeting shall be prepared by an Aguettant or an AcelRx member of the Joint Steering Committee on an alternating basis. The draft minutes shall be sent to all members of the Joint Steering Committee for comment promptly after each such meeting (but in no event more than [***] days after each such meeting). All actions noted in the minutes shall be reviewed and approved at subsequent meetings of the Joint Steering Committee; provided that if the Parties cannot agree as to the content of the minutes by the time the Joint Steering Committee next meets, such minutes shall be finalized to reflect any areas of disagreement.

(f)    Expenses. Each Party shall bear its own costs and expenses incurred by its members in connection with their activities as members of the Joint Steering Committee.

(g)    Subcommittees. From time to time, the Joint Steering Committee may establish subcommittees to oversee particular projects or activities within the scope of authority of the Joint Steering Committee, as it deems necessary or advisable. Each subcommittee shall consist of such number of representatives of each Party as the Joint Steering Committee determines is appropriate from time to time and shall meet with such frequency as the Joint Steering Committee shall determine.

7.2    Alliance Managers. Each of AcelRx and Aguettant shall appoint one senior representative who possesses a general understanding of clinical, regulatory, manufacturing and marketing issues to act as its respective alliance manager for this relationship (each, an “Alliance Manager”). Each Party may appoint and replace its respective Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties. Each Alliance Manager will also be responsible for: (a) coordinating the relevant functional representatives of the Parties, in developing and executing strategies and plans for the Product; (b) providing a single point of communication for seeking consensus both internally within the respective Party’s organization and together regarding key strategy and plan issues, including where all questions coming up will be channeled, where joint timelines, budget and capacity requirement are aligned; and (c) planning and coordinating: (i) collaboration efforts, (ii) the establishment of new work streams proactively at each Party, and (iii) internal and external communications. The Alliance Managers shall be entitled to attend meetings of the JSC and of any subcommittee, but shall not have, or be deemed to have, any rights or responsibilities of a member of the JSC or subcommittee unless formally appointed to such committees. Each Alliance Manager may bring any matter to the attention of the JSC or subcommittee when such Alliance Manager reasonably believes that such matter requires such attention.

7.3    Dispute Resolution. In the event that any subcommittee or the JSC is unable to reach a consensus or a dispute otherwise arises in such subcommittee or the JSC, then either Party may initiate the initial dispute resolution process in this Section 7.3 by providing written notice to the other Party identifying the particular dispute (the “Dispute Notice”). If any subcommittee is unable to resolve the dispute at the subcommittee level within [***] following the receipt of the Dispute Notice, then the dispute shall be referred to the Joint Steering Committee for resolution. If the Joint Steering Committee is unable to resolve any dispute that either (a) arises at the JSC level and is identified by a Party by a Dispute Notice or (b) is referred to it by a subcommittee pursuant to the preceding sentence, in each case, within [***] after a Party’s receipt of written notice or the date of the referral, as applicable, then either Party may, by written notice to the other Party, have such dispute referred to the Senior Executives in accordance with Section 14.12, and such dispute shall thereafter be handled in accordance with Section 14.12.

7.4    Discontinuation of Participation. The Joint Steering Committee (and any subcommittee established under this Article 7) shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the committee; or (b) AcelRx providing to Aguettant written notice of its intention to disband and no longer participate in such committee at any time during the Term. Once AcelRx has provided such written notice, AcelRx shall have no further obligations under this Agreement with respect to any such committee or subcommittee, and (i) any matters that would previously have been addressed by a subcommittee will be handled by the JSC, and (ii) any matters that would previously have been addressed by the JSC will be handled by the Parties in accordance with the terms of this Agreement, except that Aguettant will have the right to decide all matters previously decided by the JSC.

ARTICLE 8

PAYMENTS AND RECORDS

8.1    In consideration of the rights and licenses granted to Aguettant by AcelRx hereunder, Aguettant shall pay to AcelRx the amounts set forth in this Article 8.

8.2    Supply Cost Payment. Aguettant shall place its Product purchase orders, which orders shall not be cancelled or modified once placed, to AcelRx and, within [***] upon receipt of invoice, pay to AcelRx an amount equal to the total number of Units AcelRx supplied to Aguettant, in the course of the applicable period, multiplied by the applicable Supply Price, or the Adjusted Supply Price, if applicable, that is effective on the date the purchase order is accepted by AcelRx (“Supply Cost Payment”). For clarity, the applicable Supply Price, or the Adjusted Supply Price, if applicable, shall be the minimum price to be paid by Aguettant to AcelRx for any Unit of the Product. AcelRx shall only provide an invoice to Aguettant after AcelRx makes Products available in accordance with Section 5.3.

8.3    Transfer Price Adjustment Payment.

(a)    Quarterly Sales Report. No later than [***] after each Calendar Quarter, Aguettant shall send AcelRx an aggregated report of Net Sales in such Calendar Quarter, on a Product-by-Product and country-by-country basis, at Aguettant’s cost.

(b)    Transfer Price. For [***], the transfer price shall be an amount equal to thirty-five percent (35%) of Net Sales in the applicable period (the “Transfer Price”). From [***] and thereafter, the Transfer Price shall be an amount equal to forty-five percent (45%) of Net Sales in the applicable period. Without limiting the foregoing, the effective per Unit Transfer Price shall be the higher of (i) USD [***] in MYs 1 through 3, and USD [***] in MY 4 and thereafter or (ii) the quotient obtained by dividing the Transfer Price (the Euro amount being converted, for purposes of the comparison and calculation, to USD in accordance with Section 8.5) by the total number of Units used to calculate the Net Sales applicable to such Transfer Price (such higher price, the “Effective Per Unit Transfer Price”).

(c)    Adjustment Payment. After the end of each Calendar Quarter within a MY, within [***] after Aguettant has received a corresponding invoice from AcelRx, Aguettant shall pay to AcelRx an adjustment calculated based on the quantity of Units as used to calculate the Net Sales in such Calendar Quarter multiplied by [***] which shall apply to the quantity of Units supplied by AcelRx to Aguettant thereunder on a first-in first-out basis, [***] which shall apply to Units beyond the quantity of Units supplied by AcelRx to Aguettant under the immediately preceding Supply Price or Adjusted Supply Price (as applicable) on a first-in first-out basis. [***].

8.4    Milestone Payments. Aguettant shall pay to AcelRx one-time, non-refundable (except as otherwise provided in this Agreement), and non-creditable milestone payments not subject to set-off (i) in the amount of two million five hundred thousand Euro (EUR 2,500,000) within [***] as of the Effective Date and (ii) the first time that Net Sales in a MY reach the sales milestone threshold levels set forth in Exhibit 8.4 (the “Sales Milestone Threshold”), within [***] after the end of such MY. For the avoidance of doubt, should more than one Sales Milestone Threshold be met within the same MY, all related Sales Milestones become due cumulatively, but only once. The invoice shall be in Euros. The applicable currency conversion rate mentioned in Section 8.5 shall be the one prevailing on December 31 of such MY.

8.5    Mode of Payment. All payments under the Agreement shall be made in Dollars by bank wire transfer in immediately available funds to an account in the name of AcelRx as AcelRx may designate from time to time by written notice to Aguettant, or in the name of Aguettant as Aguettant may designate from time to time by written notice to AcelRx. Except as otherwise provided in Section 8.4, if any currency conversion shall be required in connection with the amounts hereunder, such conversion shall be made by using the currency conversion rate prevailing at the European Central Bank on the last Business Day of the Calendar Quarter reporting period to which such payments relate.

8.6    Taxes.

(a)    Cooperation and Coordination. The Parties acknowledge and agree that they shall use their reasonable efforts to cooperate and inform each other for the purpose of facilitating income and other tax payments in relation to their activities under the Agreement.

(b)    Payment of Tax. A Party receiving a payment shall pay any and all taxes levied on such payment. If the fiscal or taxing authorities of any relevant jurisdiction assert that amounts are required to be withheld from the payments due to a Party hereunder, or the tax laws in one or more jurisdictions have changed so as to explicitly require such treatment, the Party made aware of such assertion or change in law shall inform the other Party within [***] and shall consult with the other Party regarding the consequences of such assertion or change. If Applicable Laws require that taxes be deducted and withheld from a payment, the remitting Party shall (i) deduct those taxes from the payment, (ii) pay the taxes to the proper taxing authority, (iii) send evidence of the obligation together with proof of payment to the other Party within [***] days following that payment, and (iv) provide such assistance as the other Party may reasonably require in obtaining any refund of such amounts to which the other Party may be entitled, to the extent that such assistance does not cause the remitting Party to incur any liability in respect of the taxes asserted to be due. Notwithstanding the foregoing, if Aguettant takes any action (including sublicensing its rights hereunder) that would create or cause an increase in withholding liability, above the withholding required prior to such action, then Aguettant will be responsible for paying any amounts resulting from such increase. All payments made under this Agreement are net prices and shall be free and clear of any and all taxes (like sales and use taxes, consumption taxes, goods and sale taxes or value-added taxes or comparable taxes), duties, levies, fees or other charges, applicable to the concerned Party under Applicable Laws, except for withholding taxes.

8.7    Records. Aguettant shall keep, and require its Affiliates, Sublicensees and Distributors to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to AcelRx pursuant to this Agreement. Such books and records shall be kept for such period of time as required by law, but no less than [***] following the end of the Calendar Quarter to which they pertain. Such records shall be subject to audit by AcelRx in accordance with Section 8.8.

8.8    Audits. AcelRx, at its expense, through an independent, internationally recognized certified public accountant reasonably acceptable to Aguettant, shall have the right to access Aguettant’s relevant books and records in relation to the sales of Products in the Field in the Territory for the sole purpose of verifying Aguettant’s payments to AcelRx hereunder during any portion of the Term; such access shall be conducted after [***] prior notice by AcelRx to Aguettant during Aguettant’s ordinary business hours, shall not be more frequent than [***] during any Calendar Year and shall not include any books and records that were previously accessed pursuant to this Section 8.8. Such accountant shall execute a confidentiality agreement with Aguettant in customary form and shall only disclose to AcelRx whether Aguettant paid AcelRx the correct amounts during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that Aguettant paid AcelRx less than the amount properly due, then Aguettant shall pay AcelRx within [***] after conclusion of the audit an amount equal to such underpayment, along with interest under Section 8.9, and if the amount underpaid exceeds [***] of the amount due over the audited period, Aguettant shall also reimburse AcelRx for the reasonable costs of such audit (including the fees and expenses of the certified public accountant). If such audit determines that Aguettant paid AcelRx more than the amount properly due, then Aguettant shall be entitled to credit such overpayment against future payments due to AcelRx; provided, however, that if no future payments to AcelRx hereunder are reasonably anticipated, then AcelRx shall promptly issue a refund to Aguettant of such overpayment.

8.9    Late Payment. Any amounts not paid by the date due under the Agreement shall be subject to interest of [***] from the due date through and including the date upon which payment is received.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1    Ownership of Intellectual Property.

(a)    Background IP. Subject to the licenses and other rights expressly granted herein, each Party shall retain all right, title and interest in and to its Background Intellectual Property.

(b)    Product Improvements. AcelRx shall solely own all right, title, and interest in and to the Product Improvements. Aguettant agrees to assign and hereby assigns and transfers to AcelRx all of its right, title and interest in and to the Product Improvements and agrees to take, and to cause its Affiliates, Sublicensees and its or their employees and agents to take, all further acts reasonably required to evidence such assignment and transfer to AcelRx, at AcelRx’s reasonable expense. Aguettant hereby appoints AcelRx as its attorney-in-fact to sign such documents as AcelRx deems necessary for AcelRx to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of the Product Improvements if AcelRx is unable, after reasonable inquiry, to obtain Aguettant’s (or its employee’s or agent’s) signature on such a document. Aguettant shall notify AcelRx in writing of any and all Product Improvements generated or reduced to practice by or on behalf of Aguettant or its Affiliates, promptly after each such Product Improvement is made or generated. For clarity, the Product Improvements shall be automatically incorporated in the definition of the AcelRx Patents and AcelRx Know-How. Aguettant shall ensure that each individual and entity conducting any activities under this Agreement on its behalf is under written obligation to assign all right, title and interest in and to the Product Improvements to Aguettant.

9.2    Prosecution and Maintenance. AcelRx shall be solely responsible for the preparation, filing, prosecution and maintenance of the AcelRx IP using counsel of its choice. AcelRx shall keep Aguettant informed of any material events or progress with regard to the preparation, filing, prosecution and maintenance of the AcelRx IP.

9.3    Infringement by Third Parties and Defense.

(a)    Monitoring. Aguettant shall use Commercially Reasonable Efforts to monitor Third Party infringement of the AcelRx Patents in the Territory. Aguettant shall keep AcelRx timely informed of any activities by Aguettant in regard thereto.

(b)    Notice. In the event that either AcelRx or Aguettant becomes aware of any infringement or threatened infringement by a Third Party of any AcelRx IP, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(c)    Enforcement and Defense of AcelRx IP. As between the Parties, AcelRx shall have the sole right to enforce and defend the AcelRx IP, including initiating, conducting, defending and managing any declaratory judgment action or infringement action (collectively, “IP Adversarial Actions”) during the Term. Aguettant shall provide AcelRx with all reasonable assistance and cooperation in initiating, conducting or defending against any such IP Adversarial Action, including joining in any such IP Adversarial Action, at AcelRx’s reasonable request and reasonable expense, provided that AcelRx shall at all times have full control over such IP Adversarial Action. Except as otherwise agreed to by the Parties in writing as part of a cost-sharing arrangement, any sums recovered or obtained in connection with a IP Adversarial Action shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to such IP Adversarial Action on a pro-rata basis, and any remaining sums shall be retained by AcelRx, provided that if Aguettant joins in such IP Adversarial Action at its sole cost and expense, any remaining sums shall be divided between the Parties on such pro-rata basis.

9.4    Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Article 12 applies to the defense against such allegations.

9.5    Brand Name. If and wherever Regulatory Authorities in the Territory do not permit promotion under the Brand Name, AcelRx shall use Commercially Reasonable Efforts to provide an alternative brand name or trademark, registered and maintained at its cost, to Aguettant, which shall become part of the AcelRx IP. In such event, Aguettant shall Commercialize the Product under such new brand name or trademark.

ARTICLE 10

CONFIDENTIALITY

10.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and [***] years thereafter, the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, visual or otherwise) which are disclosed to it by the other Party (the “Disclosing Party”), including all information concerning the Product and all information disclosed by one Party to the other pursuant to the Confidentiality Agreement and any other technical or business information of whatever nature (collectively, “Confidential Information”).

10.2    Exceptions. Notwithstanding Section 10.1 above, the Receiving Party’s obligations of confidentiality and non-use shall not apply to Confidential Information of the Disclosing Party that, in each case, the Receiving Party can demonstrate by competent evidence:

(a)    was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b)    was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;

(d)    was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Person other than the Disclosing Party, and who, to the knowledge of the Receiving Party, did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; or

(e)    was independently developed by the Receiving Party or any of its Affiliates without use of or reference to the Confidential Information of the Disclosing Party.

Specific aspects or details of the Disclosing Party’s Confidential Information shall not be deemed to be within the public domain or known to the Receiving Party merely because such Confidential Information is embraced by more general information in the public domain or known to the Receiving Party. Further, any combination of the Disclosing Party’s Confidential Information shall not be considered in the public domain or known to the Receiving Party merely because individual elements of such Confidential Information are in the public domain or known to the Receiving Party unless the combination and its principles are in the public domain or known to the Receiving Party.

10.3    Permitted Disclosures. Notwithstanding the provisions of Section 10.1, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)    filing or prosecuting Patents as permitted by this Agreement;

(b)    prosecuting or defending litigation as permitted by this Agreement;

(c)    complying with applicable court orders or governmental regulations;

(d)    disclosing to its Affiliates, employees, directors, consultants, attorneys, and other professional advisors, and in Aguettant’s case, to its Sublicensees, in each case who have a legitimate need to know such information, data, or materials and who are bound by written confidentiality obligations at least as restrictive as those set forth herein; and

(e)    disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential license to, distribution agreement with or collaboration with such Third Party (including entry into any such agreement), or a potential merger or acquisition by such Third Party, and disclosure to potential or actual Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use at least as stringent as those set forth in this Article 10 (provided that the term may be shorter, but at least [***].

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(b) or (c), it shall, to the extent permitted by Applicable Laws, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this Article 10. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

10.4    Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 10, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 10.5 and as permitted under Section 10.3.

10.5    Public Announcements.

(a)    As soon as practicable following the Effective Date, the Parties shall issue a joint press release announcing the existence of this Agreement substantially in the form attached hereto as Exhibit 10.5(a). Except as required by law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the Nasdaq stock market or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b)    The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, the Nasdaq stock market or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party shall ultimately retain control over what information to disclose to the SEC, the Nasdaq stock exchange or any other stock exchange or governmental agency, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the Nasdaq stock market or any other stock exchange or governmental agency.

10.6    Publication of the Product Information. Without limiting the foregoing, Aguettant shall not, and shall ensure its Affiliates and Sublicensees do not, publish or publicly present any non-public scientific or technical information with respect to the Product without AcelRx’s prior written consent.

10.7    Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidentiality Agreement; provided that the existing Confidentiality Agreement between the Parties is hereby terminated and any and all Confidential Information pursuant to the Confidentiality Agreement shall be deemed “Confidential Information” of a Party pursuant to this Article 10.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1    Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)    Duly Organized. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(b)    Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party, or (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

(c)    Consents. Such Party has obtained, will obtain following the Effective Date before Commercialization in the Field in the Territory, or is not required to obtain, the consent, approval, order or authorization of any Third Party, and has completed, or is not required to complete, any registration, qualification, designation, declaration, or filing with any Regulatory Authority or Governmental Authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement (except for any Marketing Authorizations to be obtained in accordance with the terms of this Agreement).

(d)    Debarment. Such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or similar Applicable Laws outside the U.S. and it does not, and will not during the Term, employ or use the services of any Person who is debarred, in connection with the Development, Manufacturing or Commercialization of the Products under this Agreement.

11.2    Representations, Warranties and Covenants of AcelRx. As used in this Section 11.2, “Knowledge” means, as applied to AcelRx, that any of AcelRx’s executive officers knows of a particular fact or other matter, without any duty to perform diligence or due inquiry. AcelRx represents and warrants to Aguettant that as of the Effective Date:

(a)    Right to Grant License. (i) AcelRx owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the AcelRx IP, free and clear of all encumbrances; (ii) AcelRx has not previously assigned, transferred, conveyed or otherwise encumbered or granted, and will not during the Term assign, transfer, convey or otherwise encumber its right, title and interest in any of the AcelRx IP or any rights granted to Aguettant hereunder, in each case (i) and (ii), that would adversely affect Aguettant’s rights under this Agreement.

(b)    Scope of License. To the Knowledge of AcelRx as of the Effective Date, Exhibit A sets forth all Patents included in the AcelRx Patents, as of the Effective Date, and Exhibit B sets forth all Trademarks included in the AcelRx IP, as of the Effective Date.

(c)    Patent and Trademark Status. To AcelRx’s Knowledge, (i) all issued Patents listed in Exhibit A and Trademarks listed on Exhibit B are in full force and effect, valid, subsisting and enforceable; (ii) none of the Patents listed in Exhibit A and Trademarks listed in Exhibit B is currently involved in any interference, reissue, reexamination, or opposition proceeding; (iii) neither AcelRx nor any of its Affiliates has received any written notice from any Person, or has knowledge, of any such actual or threatened proceeding; and (iv) all official fees, maintenance fees and annuities for the AcelRx Patents and the Trademarks listed in Exhibit B that are required to be paid to prevent abandonment or other loss of rights have been paid through the Effective Date to the extent due on or before the Effective Date.

(d)    Non-Infringement by Third Parties. To AcelRx’s Knowledge, there are no activities by Third Parties that would constitute infringement of the AcelRx IP or misappropriation of the AcelRx Know-How in the Territory.

(e)    Non-Infringement of Third Party Rights. To AcelRx’s Knowledge, the sale or importation of the Product, as in existence as of the Effective Date, in the Field in the Territory, including the use of the Brand Name, does not infringe or misappropriate any Patent, Trademark or other intellectual property right of a Third Party. Neither AcelRx nor any of its Affiliates has received any written notice from any Person, or has knowledge of, any actual or threatened claim or assertion that the use of the AcelRx Patents, AcelRx Trademarks, or the Brand Name in the Field in the Territory infringes or misappropriates the intellectual property rights of a Third Party.

(f)    Additional Legal Compliance.

(i)    To AcelRx’s Knowledge, AcelRx and its Affiliates have complied in all material respects with all Applicable Laws in conducting Development and Manufacturing of the Product prior to the Effective Date, and neither AcelRx nor any of its Affiliates has received any written notice from any Governmental Authority in the Territory claiming that any such activities as conducted by them are not in such compliance.

(ii)    No Governmental Authority in the Territory has commenced or, to AcelRx’s Knowledge, threatened to initiate any action to enjoin production of the Product at any facility, nor has AcelRx or any of its Affiliates or, to the Knowledge of AcelRx, any of its contractor manufacturers, received any notice to such effect, nor has AcelRx received any order not to import the Product into the Territory.

ARTICLE 12

DISCLAIMER, LIMITATION OF LIABILITY AND INDEMNIFICATION

12.1    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE LICENSED PRODUCT.

12.2    Limitation of Liability. THE LIABILITY OF EITHER PARTY SHALL NOT EXCEED [***] IN THE AGGREGATE. FOR THE AVOIDANCE OF DOUBT, THIS DOES NOT APPLY TO PAYMENT OBLIGATIONS EXPLICITLY ORIGINATING FROM THE AGREEMENT. IN ANY EVENT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 12.2 SHALL NOT BE CONSTRUED TO LIMIT (A) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12 (B) EITHER PARTY’S REMEDIES FOR BREACH OF ARTICLE 10 BY THE OTHER PARTY, (C) EITHER PARTY’S REMEDIES FOR INFRINGEMENT OR MISAPPROPRIATION OF SUCH PARTY’S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY, OR (D) EITHER PARTY’S LIABILITY FOR WILLFUL INTENT.

12.3    Indemnification of AcelRx. Aguettant shall indemnify, defend and hold harmless each of AcelRx and its Affiliates, and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “AcelRx Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) resulting from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any AcelRx Indemnitee, to the extent arising from (a) the negligence or willful misconduct of any Aguettant Indemnitees or any Sublicensees, Distributors or other subcontractors of Aguettant; (b) the Development, regulatory and Commercialization activities relating to the Product conducted by or on behalf of Aguettant, its Affiliates, Sublicensees, subcontractors and Distributors (other than AcelRx and its Affiliates and licensees) in connection with this Agreement, other than the Development and regulatory activities relating to the Product conducted by or on behalf of AcelRx and its Affiliates (other than Aguettant and its Affiliates and Sublicensees) in connection with this Agreement; or (c) any breach of any representations, warranties or covenants by Aguettant under this Agreement or the Supply Agreement; except in each case (a)-(c) to the extent such Third Party Claims fall within the scope of the indemnification obligations of AcelRx set forth in Section 12.4(a) or (c).

12.4    Indemnification of Aguettant. AcelRx shall indemnify, defend and hold harmless each of Aguettant and its Affiliates, and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “Aguettant Indemnitees”), from and against any and all Losses resulting from any Third Party Claims incurred by any Aguettant Indemnitee, to the extent arising from (a) the negligence or willful misconduct of any AcelRx Indemnitee; (b) the Development and regulatory activities relating to the Product conducted by or on behalf of AcelRx and its Affiliates (other than Aguettant and its Affiliates and Sublicensees) in connection with this Agreement; or (c) any breach of any representations, warranties or covenants by AcelRx under this Agreement or the Supply Agreement; except in each case (a)-(c) to the extent such Third Party Claims fall within the scope of the indemnification obligations of Aguettant set forth in Section 12.3(a) or (c).

12.5    Procedure. A Party that intends to claim indemnification under this Article 12 shall promptly notify the indemnifying Party in writing of any Third Party Claim, in respect of which the indemnitee intends to claim such indemnification. The indemnified Party shall provide the indemnifying Party with reasonable assistance, at the indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The indemnitee may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The indemnitor shall not settle any Third Party Claim without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld, unless the settlement involves only the payment of money. So long as the indemnitor is actively defending the Third Party Claim in good faith, the indemnitee shall not settle any such Third Party Claim without the prior written consent of the indemnifying Party. If the indemnitor does not assume and conduct the defense of the Third Party Claim as provided above, (a) the indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the indemnitee may deem reasonably appropriate (and the indemnitee need not consult with, or obtain any consent from, the indemnitor in connection therewith), and (b) the indemnitor will remain responsible to indemnify the indemnitee as provided in this Article 12. The failure to deliver written notice to the indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the indemnitor of its indemnification obligations under this Article 12 if and to the extent the indemnitor is actually prejudiced thereby.

ARTICLE 13

TERM AND TERMINATION

13.1    Term. This Agreement shall commence on the Effective Date and shall continue for an initial term of ten (10) Marketing Years (the “Initial Term”), and shall automatically renew for successive five (5) Marketing Year periods (each, a “Renewal Term”, the Initial Term and each Renewal Term collectively the “Term”), unless either Party notifies the other Party of its intention to not renew at least six (6) months prior to the expiration of the then-current Term.

13.2    Termination for Cause.

(a)    Each Party shall have the right to terminate this Agreement upon written notice if the other Party is in material breach of this Agreement and has not cured such breach within [***] days ([***] days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [***] day ([***]-day with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period.

(b)    Each Party shall have the right to terminate this Agreement upon written notice upon the bankruptcy or insolvency of, or the filing of an action to commence insolvency proceedings against, the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property, in each case that is not discharged within [***] days.

(c)    Each Party shall have the right to terminate this Agreement upon written notice if the other Party claims the benefit of a Force Majeure Event for a period of more than [***] consecutive days, as set forth in Section 14.1.

(d)    Each Party shall have the right to terminate this Agreement after the Cure Period as set forth in Section 5.1(d) upon [***] days written notice, if the Parties are unable, after diligent and good faith efforts, to cure the situation in such a way as to make continuing performance under the Agreement economically feasible for both Parties, provided that AcelRx shall have the right, at its sole discretion, to terminate this Agreement in its entirety or on a country-by-country basis, including for multiple countries.

13.3    AcelRx shall have the right to terminate this Agreement with immediate effect by giving written notice to Aguettant:

(a)    if Aguettant does not Launch the Product in the first country in the Territory within the Deadline, and this is not justified or due to AcelRx’s failure in any of its contractual obligations;

(b)    if Aguettant has a Failure in two consecutive MYs after the Line Change MY or MY 2, whichever is later;

(c)    if Aguettant fails to apply the agreed recovery plan, as set forth in Section 5.5(b);

(d)    in the event of a Change of Control in Aguettant; or

(e)    if Aguettant or its Affiliates or Sublicensees bring or join any challenge to the validity or enforceability of any AcelRx IP (an “IP Challenge”); provided that (i) an IP Challenge does not include Aguettant’s or its Affiliates’ or its Sublicensees (A) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding or (B) complying with any Applicable Law or a court order; and (ii) the foregoing right of termination shall not apply with respect to any IP Challenge where the IP Challenge is based solely on the scope of a Patent or whether a claim therein qualifies as a valid claim and is made in defense of a claim first brought by AcelRx or its Affiliates.

13.4    Aguettant shall have the right to terminate this Agreement:

(a)    in its entirety, if AcelRx is unable to rectify the major finding(s) of the audit referenced in 6.4, as soon as reasonably possible within a reasonable period of time to ensure supplies to the European market in accordance with 6.4, subject to Aguettant having provided AcelRx a prior written notice that AcelRx has not rectified the major finding(s) and AcelRx not having cured the major finding(s) within three (3) months after receipt of the notice;

(b)    in its entirety, upon [***] days prior written notice, in the event of any failure of supply by AcelRx or delayed supply of Products by AcelRx for more than [***] months beyond the Requested Delivery Date for [***] consecutive confirmed orders, if, after Aguettant provides written notice to AcelRx of such failure or delay, AcelRx and Aguettant fail to reach a resolution on the issues causing such failure or delay within [***] days after such written notice; or

(c)    in its entirety or partially, if AcelRx and/or one of its manufacturers have lost its certificate to Manufacture the Products, or the Marketing Authorization for the Product is lost due to Regulatory Authorities’ decision affecting in whole or in part the Territory.

13.5    Accrued Obligations. The termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

13.6    Effects of Termination. Upon the termination of this Agreement, the following will apply:

(a)    Termination of Licenses. All rights and licenses granted to Aguettant with respect to Products, and all sublicenses granted by Aguettant and its Affiliates, will terminate.

(b)    Winding Down of Development Activities. In the event there are any on-going clinical trials of the Product being conducted by or on behalf of Aguettant in the Field in the Territory, the Parties shall work together in good faith to adopt, and AcelRx shall have the final decisional power with respect to, a plan to wind down such Development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Product, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems, in compliance with all Applicable Laws.

(c)    Inventory. AcelRx shall have the right to purchase from Aguettant, at the cost incurred by Aguettant for purchase, all of Aguettant’s and its Affiliates’ then-current inventory of Product, provided that in the event the Parties agree before the effective date of the termination of the Agreement upon a period for Aguettant to sell and Commercialize such inventory after the Term of the Agreement, Aguettant may sell or Commercialize such inventory within such period. Except otherwise provided for in this Agreement and except in cases of termination for cause (Sections 13.1 and 13.4), any binding orders placed by Aguettant prior to termination of the Agreement shall be paid for by Aguettant, provided further that if Aguettant opts for shipment of binding orders in cases of termination for cause, also such binding orders shall be paid for by Aguettant.

(d)    Re-registration of Regulatory Filings or Regulatory Approvals. To the extent permitted under Applicable Laws, Aguettant shall arrange for the re-registration to AcelRx or its designee (or to the extent not so re-registrable, Aguettant shall take all reasonable actions to make available to AcelRx or its designee the benefits thereof) of all Regulatory Filings and Regulatory Approvals for the Product in the Territory, including any such Regulatory Filings and Regulatory Approvals made by or registered to its Affiliates or Sublicensees; all such re-registration or transfer shall be at AcelRx’s sole cost and expense, unless AcelRx is the terminating Party under Section 13.2(a), 13.2(c) or 13.3, in which case all such re-registration or transfer shall be at Aguettant’s sole cost and expense. AcelRx shall notify Aguettant before the effective date of termination, whether the foregoing should be re-registered to AcelRx or its designee, and if the latter, identify the designee, and provide Aguettant with all necessary details to enable Aguettant to effect the re-registration (or availability of the benefit thereof).

(e)    License Grant by Aguettant to AcelRx. Aguettant hereby grants AcelRx, effective upon the effective date of such termination, a fully-paid, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers, under any and all Patents (to the extent not previously assigned) and Know-How Controlled by Aguettant or its Affiliates and incorporated into the Product at the time of such termination for AcelRx to use and Commercialize the Product or any other products with substantially the same chemical composition or active pharmaceutical ingredient as the Product anywhere in the world.

(f)    Ancillary Agreements. The Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement shall terminate effective upon the effective date of termination of this Agreement, except as provided otherwise in the Quality Agreement and the Pharmacovigilance Agreement in conformity with Applicable Laws.

(g)    Transition. Each Party shall use Commercially Reasonable Efforts to cooperate with the other Party to effect a smooth and orderly transition in the Development and Commercialization of the Product in the Territory during the notice and wind-down periods. Aguettant shall provide reasonable transition support to enable AcelRx to assume all Commercialization responsibility. Aguettant shall, at AcelRx’s request, assign to AcelRx all Third Party contracts, including contracts with Distributors, to the extent related to the Product, and if any such contract is not assignable, and if such Third Party agrees to it, Aguettant shall introduce AcelRx to such Third Party, and shall ensure that AcelRx and such Third Party are in contact, to facilitate the discussions regarding the relationship between AcelRx and such Third Party after the Term of the Agreement.

(h)    Return of Confidential Information. Except to the extent necessary or reasonably useful for a Party to exercise its rights surviving such termination, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials to ensure compliance obligations of such Party are met.

(i)    Return of Upfront Milestone. Solely in the case of a termination by Aguettant in accordance with Section 13.4(a) AcelRx shall refund the milestone payment in accordance with 8.4(i) – if received from Aguettant – to Aguettant within [***] after receipt of such notice of termination from Aguettant by AcelRx.

(j)    Survival. All rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: Sections 1.1, 8.6, 8.7, 8.8, 8.9, 9.1, 13.5, 13.6, and 13.7, and Article 10, Article 12, and Article 14.

13.7    Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the Territory or where a Party is situated (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties that the rights granted to the Parties under this Section 13.7 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

ARTICLE 14

MISCELLANEOUS

14.1    Force Majeure. If the performance of any part of this Agreement by either Party is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, epidemic, pandemic, actions by Government Authorities to address epidemics or pandemics, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, or storm or like catastrophe, acts of God or any acts, omissions or delays in acting of the other Party) (each, a “Force Majeure Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure Event, provided that the affected Party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable as of the Effective Date. In addition, a Force Majeure Event may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), or other Force Majeure Event, such as requiring employees to stay home, closures of facilities, delays of Development, or cessation of activities in response to an epidemic or pandemic or other Force Majeure Event.

(a)    Notification. If either Party becomes aware that such a Force Majeure Event has occurred or is imminent or likely, it shall immediately notify the other.

(b)    Efforts to Overcome. The Party which is subject to such Force Majeure Event shall exert all reasonable efforts to overcome it; provided that if the Force Majeure Event continues unabated for a period of [***] days, the other Party may terminate the Agreement upon [***] days written notice to the affected Party.

(c)    Keeping the Other Informed. Such Party shall keep the other informed as to the progress of overcoming such Force Majeure Event.

14.2    Waiver of Breach. No delay or waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

14.3    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.4    Affiliates; Continuing Responsibility. Either Party shall have the right to assign, sublicense, subcontract or delegate this Agreement or any or all of its obligations or rights hereunder to an Affiliate upon written notice to the other Party; provided, however, the assigning, sublicensing, subcontracting or delegating Party hereby guarantees and shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by such Affiliate and in no event shall such assignment, sublicensing, subcontracting or delegation be deemed to relieve such Party’s liabilities or obligations to the other Party under this Agreement. The other Party shall, at the request of the assigning, sublicensing, subcontracting or delegating Party, enter into such supplemental agreements with the applicable Affiliates as may be necessary or advisable to permit such Affiliates to avail itself of any rights or perform any obligations of the assigning, sublicensing, subcontracting or delegating Party hereunder.

14.5    Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.

14.6    Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.7    Entire Agreement. This Agreement (including the schedules and exhibits attached hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect of the subject matter hereof, including the Confidentiality Agreement. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

14.8    Language. The language of this Agreement and all activities to be pursued under this Agreement is English. Any and all documents proffered by one Party to the other in fulfillment of any provision of this Agreement shall only be in compliance if in English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version. This Agreement is established in the English language.

14.9    Notices. Any notice, request, or other communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier, sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice), or sent by email:

To AcelRx: AcelRx Pharmaceuticals, Inc. 25821 Industrial Boulevard, Suite 400 Hayward, CA 94545 Attention: Chief Executive Officer Email: [***]	To Aguettant: Laboratoire Aguettant SAS 1 rue Alexander Fleming 69007 Lyon, France Attention: Chief Executive Officer Email: [***]

with a copy to: AcelRx Pharmaceuticals, Inc. 25821 Industrial Boulevard, Suite 400 Hayward, CA 94545 Attention: Legal Department Email: [***]	with a copy to: Laboratoire Aguettant SAS 1 rue Alexander Fleming 69007 Lyon, France Attention: Legal Department Email: [***]

Any such notice shall be deemed to have been given (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; (c) on the fifth (5th) Business Day following the date of mailing if sent by mail; or (d) upon confirmation of receipt if sent by email. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the Joint Steering Committee.

14.10    Assignment. Subject to Sections 2.2 and 14.4, this Agreement shall not be assignable or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party to any Third Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 14.10 shall be null and void.

14.11    No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between Aguettant and AcelRx. Except as set forth in this Agreement, neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

14.12    Dispute Resolution Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to (i) interpretation of a Party’s rights or obligations hereunder, (ii) any alleged breach of this Agreement, (iii) any issue that is unable to be resolved pursuant to informal channels of resolution, or (iv) Section 5.1(d). If the Parties cannot resolve any such dispute within [***] days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the JSC. If the JSC cannot resolve such dispute within [***] days after such dispute is referred thereto, either Party may, by written notice to the other Party, have such dispute referred to the Chief Executive Officer of AcelRx and the Chief Executive Officer of Aguettant (collectively, the “Senior Executives”). The Senior Executives shall negotiate in good faith to resolve the dispute within [***] days. If the Senior Executives are unable to resolve the dispute within such time period, the parties shall submit the dispute for arbitration in accordance with Section 14.14. Notwithstanding anything in this Article 14 to the contrary, AcelRx and Aguettant shall each have the right at all times to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

14.13    Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be exclusively governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles.

14.14    Arbitration. Any disputes arising in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as amended herein, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a)    The arbitration shall be conducted by a panel of three (3) arbitrators, or such lesser number as the Parties may agree. Each of the Parties shall nominate an arbitrator and these two arbitrators shall endeavor to agree on the third arbitrator, who shall act as chairman of the arbitral tribunal, within [***] days from the date when both Parties have received from the ICC confirmation of the second arbitrator by the ICC court. All arbitrators shall have a legal qualification. The chairman shall have chaired at least one ICC arbitration before, and the arbitrators nominated by the Parties shall have at the minimum ten (10) years working experience in the pharmaceutical industry. The seat, or legal place, of arbitration shall be New York City, New York, U.S., and the Parties consent to the personal jurisdiction of the U.S. federal courts for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. The language of the arbitration proceedings shall be English. The decision and award of the arbitral tribunal shall be final and binding on the Parties. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce.

(b)    Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect its rights hereunder. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(c)    Any award shall be promptly paid, free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Laws, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 14.14, and agrees that judgment may be entered upon the final award in the Federal District Court in the Southern District of New York and that other courts may award full faith and credit to such judgment in order to enforce such award. Judgment on the award may also be entered in any other court of competent jurisdiction. The award shall include interest from the date of any damages incurred for breach of this Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrators.

(d)    The existence and content of the arbitral proceeding, including any rulings or award, shall be kept confidential by the Parties and the arbitrator except to the extent (i) required by Applicable Laws; (ii) required to protect or pursue a legal right; (iii) required to enforce or challenge an award; or (iv) approved by written consent of the Parties. Notwithstanding anything to the contrary herein, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration. The arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Laws, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings, rulings or award without prior written consent of the other Party.

(e)    Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

14.15    Fees and Expenses. Each Party shall bear its own attorneys’ fees and fees and expenses associated with all aspects of the negotiation and diligence of the transaction contemplated hereunder.

14.16    Cessation of US Commercialization. In the event that AcelRx makes a binding decision to cease the Commercialization of the US counterpart of the Product in the United States, it shall inform Aguettant without undue delay and shall permit interactions between Aguettant and AcelRx’s subcontractors for the purpose of continuation of execution of the Agreement. AcelRx shall use Commercially Reasonable Efforts to arrange for its contract manufacturers to manufacture the Products for as long as Aguettant Commercializes the Products in the Territory.

14.17    Data privacy. AcelRx is informed and accepts that Aguettant, acting as “data controller,” as defined in Article 4 of the EU General Data Protection Regulation, collects and processes Personal Data concerning its contact persons within AcelRx (the “Data Contacts”) in the context of the management of its relations with AcelRx as follows:

(a)    performance of the Agreement;

(b)    ensure the security of information systems;

(c)    ensure the follow-up and management of its commercial relations and communication with AcelRx;

(d)    conduct audits (if applicable);

(e)    administer, manage and defend against legal claims or actions (if applicable); and

(f)    comply with its legal, regulatory and contractual obligations.

Aguettant shall retain Personal Data of such Data Contacts for the period necessary to fulfil the purposes specified above in this Section 14.17, and shall retain such Personal Data in compliance with applicable laws and regulations. In accordance with applicable laws and regulations, AcelRx’s Data Contacts have a right of access and rectification of Personal Data concerning such Data Contacts, limitation of processing of such Personal Data, and opposition to such processing for legitimate reasons. Such rights can be exercised by written notice to personaldata@aguettant.fr. AcelRx undertakes to inform concerned Data Contacts of the existence of these rights and shall obtain the necessary consent from concerned Data Contacts for the processing of their Personal Data. Each Party undertakes to comply with all obligations prescribed by laws and regulations relating to the protection of personal data.

14.18    Anti-Bribery, Anti-Gift and Sunshine Obligations.

In connection with this Agreement, any Products and any performance, activity, act or omission under, each Party undertakes not to make, give, provide, offer, or promise, directly or indirectly, any payment, benefit, or other incentive to:

(a)    any governmental officials, political parties, party officials, candidates for public or political party office,

(b)    any other person acting in an official capacity for or on behalf of any government, government-owned corporation, organization or entity, or any department, agency, or instrumentality thereof, or a public international organization,

(c)    any director, officer, manager, employee, subcontractor, and/or agent of any partner or potential partner, or

(d)    any other person, individual or entity,

at the suggestion, request or direction, or engage in acts or transactions, in order to influence the acts of the above-described persons and/or entities in their official capacity or to induce them to use their influence with a government to obtain or retain business or gain an improper advantage in connection with the Agreement in manner that would be in violation of the applicable domestic anti-bribery legislation of any government, and more specifically the French law of December 9th, 2016 on transparency, fight against corruption and modernization of economic life (and known as "SAPIN II Law"), the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act (“FCPA”), any applicable country legislation implementing the OECD Convention on Combating Bribery of Foreign Officials (the “OECD Convention”) or, in the absence of any such implementing legislation, the OECD Convention itself.

Each Party also undertakes not to solicit or accept illegally, at any time, directly or indirectly, offers, promises, donations, gifts or incentives, for itself or for anybody, so as to, accomplish or for having accomplished, refrain from accomplishing or from having accomplished, an action related to its activity or function, or in order to facilitate or having facilitated an action through its activity or function, within the framework of the Agreement.

In addition, Aguettant undertakes to comply with the provisions and obligations arising out of any anti-gift and/or sunshine regulations, such as the provisions of Articles L. 1453-1 and L. 1453-3 et seq. of the French Public Health Code or any other such regulations, as applicable in the Territory.

Each Party shall be responsible for the implementation of the present provision by its officers, directors, employees, agents, representatives and subcontractors (hereafter referred to as “Representative(s)”).

To the concerned Party’s best knowledge and belief, no criminal or administrative investigation, action or enforcement proceeding is pending or threatened against it or its Representatives or any its Affiliates, relating to a violation of the applicable domestic anti-bribery legislation of any government, and more specifically the SAPIN II Law, the United Kingdom Bribery Act 2010, the FCPA, any applicable country legislation implementing the OECD Convention or, in the absence of any such implementing legislation, the OECD Convention itself.

Each Party shall promptly report to the other any request or demand which if complied with would lead to a breach of either this Agreement or the United Kingdom Bribery Act 2010 or the FCPA or SAPIN II Law or any applicable country legislation implementing the OECD Convention or the OECD Convention itself.

Each Party acknowledges it is aware of the SAPIN II Law, the United Kingdom Bribery Act 2010, the FCPA, the OECD Convention along with anti-corruption rules that must be applicable to it, and undertakes to implement all necessary measures to ensure their respect regarding the performance of the Agreement. Each Party further undertakes not to use its corporate capacity or any other individual or corporate capacity for illegal purpose as regards to the above clauses and rules as applicable either directly or indirectly.

Non-compliance by any Party or by its Representatives or by its Affiliates with the present Article and/or refusal by it or its Representatives of making required statements as required under the Agreement or applicable laws shall be deemed a material breach of this Agreement entitling the other Party to terminate it immediately.

Each Party undertakes to demonstrate to the other Party its compliance with this provision, therefore, it must (i) make and keep books, records and accounts, which accurately and fairly reflect the transactions, and dispositions of assets of the company, in order to demonstrate that its company is compliant with this Section 14.18; and (ii) devise and maintain a system of internal accounting controls.

To that extent, any Party or its designee shall have the right, at any time, to check the compliance of the other Party or its Representatives or its Affiliates with their respective obligations as provided herein, and the latter shall provide to the other Party with all necessary and relevant documents and elements. The audited Party shall grant the other, upon receipt of a commercially reasonable written request or upon request of a competent authority, access to said books, records, systems and accounts.

It is understood that the control rights of any Party do not in any way exonerate the other Party or its Representatives or its Affiliates from their responsibilities and obligations under the Agreement.

14.19    Hardship. If any unforeseen event (e.g., an evolution of the legal and/or economic framework of the Agreement), while not preventing either Party from performing any of its obligations hereunder, changes the balance of the Agreement to the detriment of such Party and therefore causes inequitable hardship to such Party in the performance of such obligations, and if such Party is able to demonstrate such hardship by competent proof, then both Parties shall attempt in good faith to negotiate an equitable way to adapt this Agreement to the new circumstances, provided neither Party is obligated to make any accommodation or agree to any amendment that is not expressly required by the terms of this Agreement.

14.20    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Schedules

Schedule 1.1 - Definitions

Exhibits

Exhibit 5.1(a) – Current cost for quality release testing for Bulk Product

Exhibit 5.5 – Annual Minimum Sales

Exhibit 6.3 – Current cost for stability testing

Exhibit 8.4 – Sales Milestone Threshold

Exhibit 10.5(a) – Draft Public Announcement

Exhibit A – AcelRx Patents as of the Effective Date

Exhibit B – AcelRx Trademarks as of the Effective Date

[signature page to follow]

In Witness Whereof, the Parties by their respective authorized representatives have executed this Agreement as of the Effective Date.

AcelRx Pharmaceuticals, Inc.

By:         /s/ Raffi Asadorian

Name: Raffi Asadorian

Title: CFO

Laboratoire Aguettant

By:         /s/ Eric Rougemond

Name: Eric Rougemond

Title: CEO

[Signature Page to License Agreement (EU)]

Schedule 1.1

Definitions

“3PL” means a third party logistics provider selected by AcelRx from time to time.

“Accounting Standards” means, with respect to a Party or its Affiliates, U.S. generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”), as such Party or its Affiliates uses for its financial reporting obligations, in each case.

“AcelRx Indemnitees” has the meaning set forth in Section 12.3.

“AcelRx Invention” means any Invention relating to the Product by or on behalf of and Controlled by AcelRx or any of its Affiliates as of the Effective Date or during the Term, which is necessary or reasonably useful for the Development or Commercialization of the Product in the Field in the Territory.

“AcelRx IP” means Intellectual Property, including the Core Pharmaceutical Dossier relating to the Product, the Brand Name, AcelRx Trademarks, AcelRx Patents, AcelRx Inventions and Product Improvements.

“AcelRx Know-How” means all Know-How Controlled by AcelRx or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Development or Commercialization of the Product in the Field in the Territory.

“AcelRx Patents” means all Patents Controlled by AcelRx or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Development or Commercialization of the Product in the Field in the Territory, including all Patents that claim Product Improvements. A list of AcelRx Patents as of the Effective Date is set forth in Exhibit A.

“AcelRx Trademarks” means all Trademarks Controlled by AcelRx or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Commercialization of the Product in the Field in the Territory. A list of AcelRx Trademarks as of the Effective Date is set forth in Exhibit B.

“Adjusted Supply Price” has the meaning set forth in Section 5.1(c).

“Affiliate” means, with respect to a Party, any Person directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this definition only, the terms “controlled,” “controlled by,” and “under common control with,” as used in this context, mean the direct or indirect ability or power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Aguettant Indemnitees” has the meaning set forth in Section 12.4.

“Alliance Manager” has the meaning set forth in Section 7.2.

“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals, Pricing Approvals and Other Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

“Background Intellectual Property” means, with respect to a Party, all Know-How, Trademarks, copyrights, Patents and other intellectual property (a) owned or Controlled by such Party or its Affiliates as of the Effective Date or (b) developed, acquired or created by or on behalf of such Party or its Affiliates after the Effective Date (i) independently of the Agreement and (ii) not directly related to the Product.

“Bankruptcy Laws” has the meaning set forth in Section 13.7.

“Brand Name” means the brand name “DZUVEO®”.

“Bulk Products” means Products that are pre-packaged in labeled pouches and packed in bright stock cartons for shipment and proper handling and protection during warehousing and transportation, as set forth in the Quality Agreement. For the avoidance of doubt, Bulk Products are not labeled for final sale in any particular market in the Territory.

“Business Day” means a calendar day other than a Saturday or Sunday or any public holiday in San Francisco, California, or in Lyon, France, but excluding the nine (9) consecutive calendar days beginning on December 24 and continuing through January 1 of each Calendar Year during the Term. For the avoidance of doubt, references in this Agreement to “days” mean calendar days. For pharmacovigilance matters, Business Days shall not be applicable.

“Calendar Quarter(ly)” or “Quarter(ly)” means the respective periods of three (3) consecutive calendar months period ending on March 31, June 30, September 30 or December 31 for so long as the Agreement is in effect.

“Calendar Year” means a period of twelve consecutive months beginning on and including January 1.

“Change of Control” means, with respect to a Party, (a) the acquisition of beneficial ownership, directly or indirectly, by any Person of securities or other voting interest of such Party representing 50% or more of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of 50% or more of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, or (d) the approval of any plan or proposal for the liquidation or dissolution of such Party (other than in circumstances to which Section 13.2(b) is applicable). Notwithstanding the foregoing, an equity sale to underwriters in a public offering of a Party or an equity sale to Third Parties solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute a Change of Control. For the purpose of this clause, any acquisition of additional Aguettant voting equity securities by a member of the Aguettant family who is currently an Aguettant shareholder shall not constitute a Change of Control of Aguettant.

“CMC” means chemistry, manufacturing and controls.

“Commercialization” means any and all activities relating to the preparation for sale of, offering for sale of, or sale of a product, including activities related to Launch, marketing, promoting, distributing, using, importing, pricing, reimbursement, and advertising such product, and interacting with Regulatory Authorities regarding any of the foregoing, but excluding any activities relating to Manufacturing or Development. “Commercialize” means to engage in Commercialization.

“Commercialization Plan” has the meaning set forth in Section 3.4(a).

“Commercialization Strategy” has the meaning set forth in Section 3.3.

“Commercialization Updates” has the meaning set forth in Section 3.4(b).

“Commercially Reasonable Efforts” means that level of efforts and resources, with respect to a particular Party, at the relevant point in time, that is consistent with the usual practice followed by that Party, in the exercise of its reasonable scientific, commercial and business judgment relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights in each country in the Territory, which have market potential and are at a stage of development or product life similar to the Product, taking into account: measures of patent coverage; relative safety and efficacy; product profile; the then-current competitiveness of the marketplace and the likely competitive environment at the time of projected entry into the market; Development, Marketing Authorization, Manufacturing, and Commercialization costs; feasibility of Manufacture; the proprietary position of the compound or product, including the strength and duration of patent protection and anticipated exclusivity; the likelihood of obtaining Marketing Authorizations and the timing of such; the current guidance and requirements for Regulatory Approval and similar products and the current and projected regulatory status; labeling or anticipated labeling; and the relative profitability of the products (including pricing and reimbursement status, but excluding consideration of amounts payable under the Agreement).

“Confidential Information” has the meaning set forth in Section 10.1.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement by and between the Parties effective as of August 1, 2018.

“Control” (including any variations such as “Controlled”), in the context of intellectual property rights, Know-How and Confidential Information, means possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant access to, or a license or sublicense of, such rights, Know-How and Confidential Information as set forth in this Agreement without violating the terms of an agreement with a Third Party.

“Core Pharmaceutical Dossier” means a compilation of pre-clinical, clinical and CMC data necessary to support and maintain Regulatory Approvals in the Field in the Territory.

“Cure Period” has the meaning set forth in Section 5.1(d).

“Data Contact” has the meaning set forth in Section 14.17.

“DEA” means the US Drug Enforcement Administration.

“Deadline” has the meaning set forth in Section 3.3.

“Dental Field” means the dental healthcare setting.

“Development” means non-clinical and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority or otherwise related to the research, identification, testing and validation, including, without limitation, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process and CMC development, formulation development, quality assurance and quality control development, generation of data for regulatory filings, statistical analysis, clinical trials (including Post-Approval Commitments and Post-Marketing Studies) of a product, whether for purposes of label expansion or otherwise, but does not include Manufacturing or Commercialization. “Develop” means to engage in Development.

“Disclosing Party” has the meaning set forth in Section 10.1.

“Dispute Notice” has the meaning set forth in Section 7.3.

“Distributor” means a Third Party or an Affiliate of Aguettant to whom Aguettant or an Affiliate of Aguettant has granted the right to market, promote, co-promote, advertise, detail, sell or distribute the Product in the Field in the Territory without the control of Regulatory Filings for the Product in the Field in the Territory. For the avoidance of doubt, such grant of right by Aguettant to a Distributor is not subject to AcelRx’s prior approval.

“Dollars” or “USD” means the official currency of the United States.

“Effective Date” has the meaning set forth in the first paragraph hereof.

“Effective Per Unit Transfer Price” has the meaning set forth in Section 8.3(b).

“EFPIA Code” means the European Federation of Pharmaceutical Industries and Associations Code on Disclosure of Transfers of Value from Pharmaceutical Companies to Healthcare Professionals and Healthcare Organizations.

“European Union” or “EU” means the supra-national community consisting of, as of January 1, 2019, Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

“Euros” or “EUR” means the official currency of the EU.

“Failure” means, in any MY after the Line Change MY, sales by or on behalf of Aguettant are less than [***]% of the Minimum Sales Obligations for such MY, and such failure is not justified or due to AcelRx’s failure in any of its contractual obligations (e.g., failure to supply, delay in supply, etc.).

“Field” means adult use for the treatment of moderate to severe pain in a medically monitored setting. For the avoidance of doubt, the Field includes the Dental Field.

“Fill and Finish” means Manufacturing Finished Products from Bulk Products, including the secondary and tertiary packaging to EU quality packaging standards, serialization, labeling, testing, releasing, quality assurance and quality control, of Finished Products. “Fill and Finishing” means to engage in Fill and Finish.

“Final Artwork” has the meaning set forth in Section 4.1(b).

“Finished Products” means Products that are fully packaged, serialized, labeled and EU quality packaged, including primary, secondary and tertiary packaging, as required for sale and proper handling and protection during warehousing and transportation in a particular market in the Territory, as set forth in the Quality Agreement.

“First Commercial Sale” means the first arm’s length sale of the Product to a Third Party by Aguettant, or its Affiliates, Sublicensees or Distributors, for use in the Field and in the Territory, after the respective Product has been granted Pricing Approval and Other Approvals by the Regulatory Authority in the Territory.

“Force Majeure Event” has the meaning set forth in Section 14.1.

“Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the ICH as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the EU and comparable regulatory standards, practices and procedures in other jurisdictions in the Territory, as they may be updated from time to time.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the EU, and comparable regulatory standards in other jurisdictions in the Territory, as they may be updated from time to time.

“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the EU for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in other jurisdictions in the Territory, as they may be updated from time to time.

“Good Pharmacovigilance Practices” or “GVP” means the then-current good pharmacovigilance practices required by the EU, and comparable regulatory standards in other jurisdictions in the Territory, as they may be updated from time to time.

“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, supranational, state, county, city or other political subdivision.

“Gross Sales” means, for the applicable period, Aguettant’s ex-factory Unit gross selling price (i.e., the gross amount invoiced per Unit by Aguettant, or its Affiliates or Sublicensees) multiplied by the number of Units sold in the Territory to Third Parties (other than Aguettant’s Sublicensees).

“ICC” has the meaning set forth in Section 14.14.

“ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

“Indication” means the use of the Product, which is stated on the label as: “DZUVEO® is a human pharmaceutical drug indicated in moderate to severe pain in adults in a disposable single-dose applicator, to be administered by a healthcare provider.”

“Initial Term” has the meaning set forth in Section 13.1.

“Intellectual Property” means any and all Know-How, Trademarks, copyrights, Patents and other intellectual property rights, which pertain to the Manufacture, use, sale or import of the Product in the Territory, owned or controlled by AcelRx or its Affiliates in the Territory as of the Effective Date or during the Term.

“Inventions” means any and all inventions, discoveries, processes and techniques, which are, or may be, patentable or otherwise protectable under Applicable Laws of any country or region, and which are conceived, discovered or reduced to practice by or on behalf of a Party (whether solely or jointly with the other Party or its Affiliates).

“IP Adversarial Action” has the meaning set forth in Section 9.3(c).

“IP Challenge” has the meaning set forth in Section 13.3(e).

“IP Expenses” means expenses relating to the preparation, filing, prosecution and maintenance of the AcelRx IP, including the use of counsel of AcelRx’s choice.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 7.1.

“Know-How” means all tangible and intangible scientific, technical, clinical, regulatory, trade, marketing, commercial, financial or business information and materials, including compounds, solid state forms, compositions of matter, formulations, devices, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including CMC), and clinical test design, methods, protocols, data, results, analyses, and conclusions), quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, knowledge, know-how, skill, and experience.

“Launch” means the commencement of the First Commercial Sale of the Product in a country within the Territory after receiving the required Marketing Authorizations. When used as a verb, to “Launch” means to engage in the Launch.

“Launch Date” means the date of the Launch, and is based upon regulatory and commercial preparedness requirements, including supply of the Product by AcelRx.

“Line Change MY” means the MY in which the Manufacturing Line Change Approval occurs.

“Losses” has the meaning set forth in Section 12.3.

“MAA” means an application for Marketing Authorization or for Regulatory Approval filed with a Regulatory Authority.

“Manufacture” means, as applicable to Bulk Products or Finished Products, manufacture, generate, process, prepare, make, assemble, test, label, package, store, hold, handle, receive, release, serialize, transport, and deliver a product (or any component or intermediate thereof), including any related stability testing, quality assurance and quality control. “Manufacturing” means to engage in Manufacture.

“Manufacturing Line Change Approval” means the approval of the MA variation relating to the switch of lines in the Manufacturing process, enabling AcelRx to Manufacture the Products on an automated line.

“Marketing Authorization” or “MA” means the grant or issuance of all Regulatory Approvals and all Pricing Approvals, including any technical, medical and scientific approvals, licenses, registrations or authorizations (including approvals of MAAs, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) in a country of the Territory necessary for the Development, Manufacture or Commercialization, as applicable, of the Product in the Field in such country, but excluding Other Approvals.

“Marketing Year” or “MY” means the period from the first Launch of the Product in any country of the Territory until December 31 of the next Calendar Year following the Calendar Year of the Launch, and any subsequent 12-month period, except in the event that the first Launch occurs in the period from January 1, 2022 until April 30, 2022, MY 1 shall end on December 31, 2022. For the avoidance of doubt, Marketing Year is defined once for the entire Agreement, and not on a Product-by-Product or country-by-country basis.

“Minimum Batch Size” has the meaning set forth in Section 5.1(e).

“Minimum Sales Obligation(s)” has the meaning set forth in Section 5.5(a).

“Net Sales” means Gross Sales invoiced in the course of the applicable period by or on behalf of Aguettant, its Affiliates or Sublicensees for sales of the Product to Third Parties (other than Aguettant’s Sublicensees), less deductions in the course of such applicable period directly relating to sales of the Product by Aguettant, its Affiliates or Sublicensees using Accounting Standards applied on a consistent basis for:

(a)         credits or allowances actually given or made for rejection of or return of previously sold Product (whether as a result of Recalls, market withdrawals, other corrective actions, damaged, defective goods or otherwise), for retroactive price reductions and billing errors, or other allowances specifically identifiable as relating to the Product; and

(b)         trade, cash or quantity discounts actually granted, incurred, or allowed in the ordinary course of business (including rebates, purchase charge backs and allowances calculated based on the sales amount of the Product).

“Other Approvals” means all licenses, permissions, consents and regulatory authorizations other than Marketing Authorizations and Pricing Approvals that are (a) necessary to enable the Product to be imported, marketed, sold, distributed, stored and shipped in the Territory by Aguettant, or its Affiliates or Sublicensees; or (b) necessary at each specific institution in the Territory where Aguettant, or its Affiliates or Sublicensees, plans to market, sell or promote the Product.

“Party” has the meaning set forth in the first paragraph hereof.

“Patent(s)” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

“Personal Data” means any information relating to an identified or identifiable natural person, where an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Pharmacovigilance Agreement” has the meaning set forth in Section 6.5(a).

“Post-Approval Commitments” means all clinical studies (including pediatric studies and Post-Marketing Studies) conducted after Regulatory Approval for the Product that are requested by a Regulatory Authority or that are necessary to fulfill commitments made to any Regulatory Authority as a condition for the receipt or maintenance of such Regulatory Approval in any country.

“Post-Marketing Studies” means all non-interventional and interventional clinical trials of the Product with the main objective to collect data to increase product knowledge or for marketing and market access purposes, e.g., pricing studies, post-marketing surveillance studies, patient outcome studies, patient preference studies and investigator-initiated trials.

“Pricing Approval” means any and all permissions, excluding Regulatory Approvals, to be obtained from the relevant Regulatory Authorities that are necessary for the definition of the public price of the Product or reimbursement conditions established by such Regulatory Authorities as well as the grant of such public price or reimbursement conditions, and any variation of any such permission where applicable. Pricing Approvals will also include approvals, permissions and conditions established by such Regulatory Authorities imposed on a Party for participating in and supplying Product pursuant to tender processes in the Territory.

“Product” means 30 mcg of sufentanil formulated in a sublingual tablet in a single-dose disposable dispenser for medically supervised use, packaged within a tamper-evident laminate foil pouch, as authorized in the EU under the Brand Name.

“Product Improvement” means any and all Inventions, and any and all changes, modifications and amendments, by or on behalf of a Party, or by the Parties jointly, during the Term, which relate to the Product, or a modified form thereof (except for forms for parenteral application of sufentanil), whether patentable or not, whether in the Field or not.

“Promotional Material” has the meaning set forth in Section 3.8.

“Qualified Person” means a person appointed in compliance with applicable EU regulations, who is responsible for the release of medicinal products within the applicable territory, fully complies with Applicable Laws, and continues to be responsible for release testing and issuance of certificates.

“Quality Agreement” has the meaning set forth in Section 6.1.

“Recall” means Product recall, Product withdrawal, field correction of the Product or other related action.

“Receiving Party” has the meaning set forth in Section 10.1.

“Regulatory Approval” means, with respect to any Product in any country or regulatory jurisdiction, any and all approvals from the applicable Regulatory Authority sufficient for the import, distribution, marketing, use, offering for sale, and sale of the Product for use in the Field in such country or jurisdiction in the Territory in accordance with Applicable Laws, but excluding any applicable Pricing Approvals.

“Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity: (a) whose review or approval is necessary (i) for the Manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of the Product, (ii) for reviewing Regulatory Filings for the Product (or a component thereof) or (iii) for granting Regulatory Approvals or Pricing Approvals for the Product; or (b) having authority to review and enforce GMP or other Applicable Laws relating to the Product or the Manufacture, Development, Commercialization, use or sale thereof.

“Regulatory Filings” means all applications, approvals, licenses, registrations, notifications, submissions and authorizations made to or received from a Regulatory Authority in a country necessary for the Manufacture, Development or Commercialization of the Product in such country, including any MAA or any other applications for Regulatory Approvals or Pricing Approvals.

“Regulatory Strategy” means any decision: (a) relating to the nature of an MAA; (b) that impacts the availability of market exclusivity or regulatory data protection; (c) that is reasonably likely to affect the timing of Marketing Authorization by more than a Calendar Quarter; (d) relating to the conduct of any Post-Approval Commitments or Post-Marketing Studies or the implementation or a risk management plan; or (e) that entails a material modification to an existing Marketing Authorization (e.g., type II variation or above in the EU).

“Renewal Term” has the meaning set forth in Section 13.1.

“Requested Delivery Date” has the meaning set forth in Section 5.3.

“Re-registration” means, with respect to MA, the transfer of MA in the Territory from AcelRx to Aguettant as the new MA holder, including all variations thereof at the time of such transfer.

“Sales Milestone Threshold” has the meaning set forth in Section 8.4.

“Senior Executives” has the meaning set forth in Section 14.12.

“Specification” means (a) the specifications for the Product established by inclusion in the MAA and as required by a Regulatory Authority in the Territory for approval and (b) such other specifications for the Product agreed to by the Parties pursuant to the Supply Agreement related to the packaging, storage conditions, shelf life and labeling of the Product.

“Sublicensee” has the meaning set forth in Section 2.2.

“Supply Agreement” has the meaning set forth in Section 5.1(b).

“Supply Cost Payment” has the meaning set forth in Section 8.2.

“Supply Price” has the meaning set forth in Section 5.1(b).

“Swissmedic” means the Swiss Regulatory Authority.

“Term” has the meaning set forth in Section 13.1.

“Territory” means each member state of the European Union as it is constituted as of January 1, 2021, plus Norway, Iceland, Liechtenstein, Andorra, Vatican Republic, Monaco, Switzerland and the United Kingdom. The Territory may be expanded by mutual written agreement of the Parties in accordance with Section 7.1(b)(vi).

“Third Party” means any Person other than AcelRx, Aguettant and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 12.3.

“Trademark” means trademarks, trade names, trade dresses, domain names, logos and brandings.

“Transfer Price” has the meaning set forth in Section 8.3(b).

“Unit” means one Product.

“Unit Cost” has the meaning set forth in Section 5.1(c).

“[***]” has the meaning set forth in Section 2.2.